Exhibit 99.2

4Q2011 Conference Call Script

March 29 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss fourth quarter and year end 2011 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2011, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Dr. Faupel.

Welcome – MLF

Thank you, Alison and welcome everyone.

Before I provide an update on the international market for the LuViva Advanced Cervical Scan where we are focusing a great deal of our efforts, let me start out with an update on our FDA pre-market approval application. As we mentioned in the press release, in April we expect to submit our response to the FDA not-approvable letter we received in January.

The response we plan to submit includes answers to the FDA’s questions, additional data analysis and suggest a plan for achieving approval. We are also asking for a meeting with the agency as soon as possible to determine a path forward. Once we hear back from FDA we will provide an update but the path could still include our requesting a panel meeting. We are being very careful in crafting our response to FDA and are taking the appropriate amount of time to get it right. I want to reiterate that we view this not-approvable letter as simply a delay to what we believe will be the eventual U.S. approval and domestic sales of LuViva.

While we will continue to work toward achieving FDA approval in the U.S., we have made steady progress on the international front. We now have preliminary or definitive agreements with distributors in more than 20 countries focused primarily in Europe and Asia and we are continuing the vetting process for distributors in other markets.

As you may know, our CE application is currently under review, having been submitted near the end of January, and we anticipate a second quarter 2012 approval. One of the requirements for CE mark approval is to have an authorized representative in Europe. We have selected EMERGO Group to represent us in the EU. EMERGO group is a highly-respected medical device consulting firm with offices in 18 countries around the globe. EMERGO will also be responsible for maintaining local regulatory documents and permits required by the EU.

Meanwhile, we continue to ramp up our manufacturing capabilities and are testing our production line and stocking parts from vendors. We plan to ship a small number of initial demo units in April to distributors in Europe, Canada and Asia as we prepare for the anticipated international launch in the second half of 2012.

Just a brief word on Canada, we have been very pleased with the initial progress in this market.  We have met with thought leaders there and have some marketing trials planned with our distributor.  We have plans to ship demo devices in April as I just mentioned and initial indications for their disposable requirements beginning later in the year and over the next couple of years look very promising.

A very important part of international distribution is having a quality system in place that is recognized by foreign governments. We are pleased that our quality system passed the annual audit in January as we announced previously.

Our strategy for the international market is to focus initially on countries that have existing cervical cancer screening programs – typically the Pap test. In our research, we have found that, depending on the territory, anywhere from five to 20 percent of women who undergo Pap screening need further testing to confirm disease, or determine if they are false positive. That is our initial market - after the first Pap test as a triage to determine who should go on for further invasive testing.

According to scientific literature and our experience, about 80 percent of women who undergo additional testing after the Pap do not have serious disease that needs treatment. Based on LuViva’s performance in our clinical trial, we could eliminate about 40 percent of unnecessary follow up testing – meaning 40 percent fewer women would need an invasive test like biopsy. Women who tested positive with LuViva would have a higher probability of having disease. So, you can see the efficiencies that LuViva brings to the process.

For example, in Ireland where we have partnered with Fannin, just over 300 thousand women undergo yearly Pap screening with about 15 percent, or 47 thousand, called back for further examination. If each woman who is called back underwent a LuViva test, more than 15 thousand unnecessary invasive procedures could be avoided each year.

I just mentioned Fannin as our partner in Ireland; we announced previously that we have definitive supply agreements in several European territories and Canada including new partners for Belgium, the Netherlands, Luxembourg, the Czech Republic and Slovakia. Each year in those territories, an estimated 5.3 million women undergo Pap test screening for cervical cancer, with over one million receiving an abnormal Pap result. The one million women represent our annual market opportunity in just those countries.

We also have preliminary agreements in place in Europe, Asia and Africa, once these become definitive, we will formally announce our partner.

With the receipt of a CE Mark, hopefully just around the corner, we are coordinating product introduction plans with our international distributors. These include attending medical conferences to support our distributors. In April, we will support our UK distributor, Eurosurgical, at the British Society of Colposcopy and Cervical Pathology meeting.

We will also be coordinating with Eurosurgical on a new submission to the National Health Service to review LuViva under its Diagnostics Assessment program. LuViva had been included in a previous assessment with products that are used adjunctively with colposcopy, but was recently withdrawn because it was not commercially available during the time of the assessment.  In addition, the assessment was limited to the technologies that would be used during or after colposcopy rather than before colposcopy, which is our focus., A better strategy for us is to request the National Health Service to assess LuViva’s impact to reduce unnecessary and expensive procedures such as colposcopy. We have already held a preliminary discussion with them regarding this product positioning and they are interested in continuing these discussions once our product is on the market in the UK. Undergoing the assessment process is not required to sell the product in the UK, but a favorable recommendation is helpful in marketing new products.

We will also be attending the European Board and College of Obstetrics and Gynecology meeting in Estonia in May, meeting with thought leaders and introducing LuViva to the European community at large.

On the U.S. medical conference front, we will be presenting a poster at the American College of Obstetrics and Gynecology meeting also in May on the potential economic impact of LuViva on the U.S. healthcare system using the experience of a large California multi-group practice that was involved in our clinical trials.

I’d also like to take this opportunity to update you on our progress with Barrett’s Esophagus, a precursor for esophageal cancer, which is the first extension of our biophotonic technology platform. Most of you know, we are developing this product with Konica Minolta Opto, which has an option to license the technology. For this option, we received approximately $2.4 million in licensing fees and payments in 2011. We expect the agreement to continue.

We recently completed the initial feasibility study, which was designed to provide information on the current design and test various hardware and procedural configurations. We also gathered some preliminary information on how well the technology collects spectroscopic information from the esophagus. The study included 30 patients that were suspected of having early cancer due to a previous finding of Barrett’s Esophagus or other risk factors. The results of the study were promising and support the technology’s use in the surveillance of this disease. We are finalizing the device design and are in negotiations with leading doctors in preparation for a larger clinical study at multiple U.S. referral centers. This trial would be designed to gather additional patient data for establishing the detection algorithm. This larger study, supported by Konica Minolta, could target up to 400 subjects and would take eight to 12 months after the first patient is enrolled. It would be followed by the pivotal trial with about the same number of anticipated subjects, followed by an FDA submission and application for CE mark.

As a reminder, this technology is targeting a U.S. population of about three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two years and an additional 30 million people who may be at risk. Medicare reports paying for about 1.8 million procedures a year that are used to monitor Barrett’s Esophagus. Esophageal cancer, by the way, ranks just below cervical cancer in newly diagnosed cases.

The business model for the product would be similar to our cervical product with a device and a high-margin, single patient use disposable.

A recent survey of gastroenterologists we commissioned found that monitoring for Barrett’s is time consuming and doctors often felt that reimbursement does not justify the time spent. Therefore a device that could reduce procedure time and allow for more procedures to be done would be of significant interest to these doctors. On top of that, we hope we will be able to show improvement in yield of meaningful biopsies and allow the doctor to evaluate more of the Barrett’s Esophagus area. Less than 1 percent of BE area is evaluated by the standard of care which involves an endoscopic examination of the esophagus.

We are fortunate to enjoy the continued support of Konica Minolta and the National Cancer Institute (NCI) and are pleased to announce that we have been invited to present at the NCI Small Business Innovation Research Investor Forum at Agilent Technologies in Santa Clara, California on April 18.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended December 31, 2011 was about 896 thousand dollars, compared to about one million dollars in the same period last year. Total revenue for the year was about 3.6 million dollars compared to about 3.4 million for 2010. The decrease for the quarter and increase for the year ended December 31, 2011 were due primarily to timing of receivables. We also recognized the sale of one demo unit in the fourth quarter which represents the 25 thousand dollars in sales revenue. Cost of sales of about 106 thousand dollars included usual valuation allowance on our inventory of about 65 thousand dollars.

The net loss available to stockholders for the three months ended December 31, 2011 was about 2.76 (or 2.8) million dollars, or six cents per share, compared to a loss of about 280 thousand dollars, or seven-tenths of one cent per share, for the same period last year. The net loss available to stockholders for the year ended December 31, 2011 was about 6.6 million dollars, or 14 cents per share, compared to a loss of about 4.5 million dollars, or 12 cents per share, for all of 2010.

Stockholders’ equity at the end of 2011 was about 1.4 million dollars compared to about one million dollars at December 31, 2010. The change was mostly due to the warrant claim settlement and our November 2011 financing.

Cash on hand at December 31, 2011 was approximately 2.2 million dollars, as compared to approximately 3.3 million dollars at December 31, 2010.

While additional funding is being sought to support manufacturing and marketing activities, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the first quarter of 2013.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our goals for the remainder of 2012:

•	First, submit our response to the FDA for our LuViva cervical product and get on the FDA’s calendar so that we can determine our next steps forward on the US front. We will update everyone once we have a definitive pathway forward.
•	Next, we hope to receive our CE mark for access to the European market before the end of the second quarter.
•	Third, announce additional agreements for international distribution and finalize our preliminary agreements once we are in receipt of the CE Mark.
•	Fourth, complete testing on our manufacturing line and ship initial demo units in April while we prepare for the planned international launch in the second half of 2012
•	Next, continue to move our Barrett’s technology forward and, now that we have established feasibility, line up doctors and facilities to begin our larger clinical study.
•	While we believe that with a combination of expected sales and partner funding we will have sufficient capital to get us into the first quarter of 2013, we are looking at opportunities to raise additional capital for manufacturing and marketing. This could be accomplished before year end.
•	Longer term we will be identifying our third product extension and when the stock allows we will move our shares to a national stock market such as NASDAQ or Amex.

We truly appreciate the support of our shareholders and want to convey to everyone we are doing everything we can to ensure LuViva reaches the US market where we believe we can save lives and save money for the healthcare system in the process. In the meantime we are excited about the progress we have made on the international front and are encouraged by the solid distribution partners we have been able to attract. We look forward to continuing to keep you updated on our progress.

Thank you for your time. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.